Exhibit 99.1

Tribune Media Company Reports Strong Fourth Quarter and Full Year 2014 Results

Significant progress towards long-term strategic objectives

Announces special dividend of $650 million; adopts plans for quarterly dividend

NEW YORK, March 06, 2015 — Tribune Media Company (the “Company”) (NYSE:TRCO) today reported its results for the three months and year ended December 28, 2014 and announced a special dividend of $650 million as well as the adoption of a quarterly dividend policy.

Special Dividend and Ordinary Quarterly Dividend

On March 5, Tribune’s Board of Directors authorized and declared a special cash dividend of $6.73 per share on the Company’s Class A common stock and Class B common stock. In addition, holders of warrants will receive a cash payment equal to the amount of the dividend paid per common share for each share of common stock such warrants are exercisable into. The dividend is payable on April 9, 2015 to stockholders and warrant holders of record at the close of business on March 25, 2015. The aggregate payment the Company will make to its security holders in connection with this special dividend is approximately $650 million.

In addition, the Company intends to begin payments of regular quarterly cash dividends of $0.25 per share commencing in the second fiscal quarter of 2015. Such future dividend payments are subject to the discretion of the Board of Directors taking into account future earnings, cash flows, financial requirements, and other factors.

These actions underscore the Company’s confidence in its financial future, its strong balance sheet and cash generation profile.

Fourth Quarter 2014 Financial Highlights

•	Consolidated operating revenues grew 85% to $553.4 million as compared to $299.5 million in Q4’13.

•	Consolidated operating profit grew 276% to $163.4 million as compared to $43.4 million in Q4’13.

•	Consolidated Adjusted EBITDA grew 121% to $211.0 million as compared to $95.3 million in Q4’13.

•	Diluted earnings per share from continuing operations of $3.14, as compared to $0.33 in Q4’13.

•	On a pro forma(1) basis, Television and Entertainment segment revenues grew 15% to $479.1 million as compared to $415.9 million in Q4’13.

•	On a pro forma(1) basis, Television and Entertainment Adjusted EBITDA grew 30% to $202.6 million as compared to $155.3 million in Q4’13.

•	Inclusive of acquisitions, Digital and Data segment revenues increased 217% year-over-year to $61.2 million and Adjusted EBITDA increased 220% year-over-year to $23.8 million.

Full Year 2014 Financial Highlights

•	Consolidated operating revenues grew 70% to $1,949.3 million as compared to $1,147.2 million in 2013.

•	Consolidated operating profit grew 51% to $301.1 million as compared to $199.0 million in 2013.

•	Consolidated Adjusted EBITDA, which excludes cash distributions from equity investments, grew 74% to $607.8 million as compared to $348.9 million in 2013.

(1)	Amounts are pro forma for the acquisition of Local TV, which was completed on December 27, 2013, as if the acquisition had occurred as of the beginning of fiscal 2013.

•	Cash distributions from equity investments of $210.7 million.

•	Diluted earnings per share from continuing operations of $4.62, as compared to $1.62 in 2013.

•	On a pro forma(1) basis, Television and Entertainment segment revenues grew 8.8% to $1,720.5 million as compared to $1,581.2 million in 2013.

•	On a pro forma(1) basis, Television and Entertainment Adjusted EBITDA grew 7.4% to $614.8 million as compared to $572.6 million in 2013.

•	Inclusive of acquisitions, Digital and Data segment revenues increased 120% year-over-year to $174.0 million and Adjusted EBITDA increased 34% year-over-year to $38.6 million.

2014 Strategic Highlights

•	Successfully converted 50% of WGN America subscriber base from superstation to cable.

•	Successfully launched two original series on WGN America, Salem and Manhattan.

•	Completed four strategic acquisitions within our Digital and Data segment – Gracenote, What’s-ON, Baseline and HWW.

•	Completed the spin-off of the Company’s publishing operations into an independent publicly-traded company.

•	In a series of transactions, monetized the company’s interest in Classified Ventures, including Apartments.com and Cars.com, for total net proceeds after taxes of approximately $525 million.

•	Sold property in Baltimore for net proceeds after taxes and transaction costs of approximately $30 million.

•	In the fourth quarter, repurchased approximately 1.1 million shares of Class A common stock for approximately $68 million. Cumulative repurchases through March 5, 2015, total approximately 3.9 million shares for approximately $233 million.

•	Listed Tribune Media Company Class A common stock on the New York Stock Exchange.

CEO Message

Peter Liguori, Tribune Media’s President and Chief Executive Officer, stated, “Our strong financial and operational results in the fourth quarter and full-year 2014 demonstrate the strength of our strategy to develop Tribune Media into a diverse modern media company.”

“For 2015, we are well-positioned to increase revenue by building our station group market share and growing substantially our retransmission consent and carriage fees. Importantly, we are accomplishing this in an off-cycle political year.”

“In terms of WGN America, we are taking a measured approach to investments in programming, which we believe will increase distribution, advertising revenue, carriage fees and brand value. We are particularly excited about the fourth quarter of 2015, when audiences will get a first-hand look at WGN America’s future, as we will premiere a full slate of exclusive syndicated and original series, which we anticipate will drive significant revenue, EBITDA, and margin growth for years to come.”

“In addition, given the strength of our balance sheet and our ongoing commitment to shareholder returns, we are pleased to announce a special dividend of $650 million and the intention to implement a regular quarterly dividend – all while preserving the financial flexibility to invest in and grow our business.”

“Combined, we are confident that the strength of our broadcast business, the growth trajectory of WGNA and our Digital and Data segments, our robust and valuable real estate portfolio, and our commitment to return capital to shareholders will drive significant shareholder value in 2015 and the years ahead.”

Pro Forma Results, Discontinued Operations and Changes in Presentation

All 2013 pro forma numbers included in this release are reflective of the acquisition of Local TV (which was completed on December 27, 2013) as if the acquisition had occurred as of the beginning of fiscal 2013, and are combined figures based on Local TV’s historical basis of presentation and assume no impact from purchase accounting.

As a result of the spin-off of the Company’s publishing operations on August 4, 2014 (the “Publishing Spin-off”), and the changes to our reportable segments, as further described below, certain previously reported amounts have been reclassified to conform to the current presentation as well as to reflect the reclassification of the historical results of operations for the businesses included in the Publishing Spin-Off to discontinued operations for all periods presented.

Following the Publishing Spin-Off, we conduct our operations through two reportable segments: Television and Entertainment and Digital and Data. In addition, we report and include under Corporate and Other certain administrative activities associated with operating the corporate office functions and managing our predominantly frozen company-sponsored defined benefit pension plans, as well as the management of certain real estate assets, including revenues from leasing our owned office and production facilities.

Fourth Quarter 2014 Results

Consolidated

Consolidated operating revenues for the fourth quarter of 2014 were $553.4 million compared to $299.5 million in the fourth quarter of 2013, representing an increase of $253.9 million, or 85%.

Consolidated operating profit for the fourth quarter 2014 increased by $120.0 million to $163.4 million from $43.4 million in the fourth quarter 2013.

Basic and diluted earnings per common share from continuing operations for fourth quarter 2014 were $3.15 and $3.14, respectively, compared to $0.33 for fourth quarter 2013.

Consolidated Adjusted EBITDA increased to $211.0 million from $95.3 million in the fourth quarter 2013.

Cash distributions from equity investments in fourth quarter 2014 were $37.3 million compared to $67.7 million in fourth quarter 2013, primarily as a result of lower annual cash distributions from CareerBuilder and Classified Ventures as a result of the sale of our investment in Classified Ventures in the fourth quarter of 2014.

Television and Entertainment Segment

Television and Entertainment segment revenues were $479.1 million in fourth quarter 2014, an increase of $212.6 million, or 80%, as compared to $266.5 million in fourth quarter 2013.

Television and Entertainment Adjusted EBITDA was $202.6 million in fourth quarter 2014, compared to $93.5 million in fourth quarter 2013, an increase of $109.1 million.

On a pro forma basis, Television and Entertainment segment revenues were $479.1 million in fourth quarter 2014, compared to $415.9 million in fourth quarter 2013, an increase of $63.2 million, or 15%, and is comprised of:

•	Advertising revenues of $381.4 million as compared with $336.9 million in fourth quarter 2013, representing an increase of $44.5 million, or 13%. Increases in political advertising revenues of approximately $49.4 million were partially offset by declines in core advertising of $7.7 million, or 2.4%.

•	Local Station retransmission consent fees of $58.4 million in fourth quarter 2014, compared to $34.7 million in fourth quarter 2013, an increase of $23.7 million or 68%, as a result of contract renewals with distribution partners at higher rates.

On a pro forma basis, Television and Entertainment Adjusted EBITDA for fourth quarter 2014 was $202.6 million, compared to $155.3 million in fourth quarter 2013. Television and Entertainment Adjusted EBITDA in fourth quarter 2014 included $6.0 million of costs associated with airing Manhattan at WGN America. Television and Entertainment Adjusted EBITDA was further unfavorably impacted by an increase in programming fees and higher costs associated with new syndicated content, including the premiere of the syndicated series Blue Bloods.

Digital and Data Segment

Digital and Data segment revenues in fourth quarter 2014 were $61.2 million, compared to $19.3 million in fourth quarter 2013, an increase of $41.9 million. This increase was primarily attributable to the acquisition of Gracenote in January 2014, which historically generates a disproportionately higher level of its automotive music revenues in the fourth quarter.

Digital and Data Adjusted EBITDA was $23.8 million in fourth quarter 2014, compared to $7.4 million in fourth quarter 2013, an increase of $16.4 million. This increase was primarily attributable to the acquisition of Gracenote in January 2014.

Corporate and Other

Real estate revenues for fourth quarter 2014 were $13.0 million compared to $13.7 million in fourth quarter 2013, representing a decrease of $0.7 million, or 5.1%.

Corporate and Other Adjusted EBITDA for fourth quarter 2014 represented a loss of $15.5 million, compared to a loss of $5.6 million in fourth quarter 2013. The increase in expenses was primarily attributable to higher corporate costs driven by increased compensation expense and the implementation of improved business and technology applications.

Full Year 2014 Results

Consolidated

Consolidated operating revenues for fiscal 2014 were $1,949.3 million compared to $1,147.2 million in fiscal 2013, representing an increase of $802.1 million, or 70%.

Consolidated operating profit for fiscal 2014 was $301.1 million compared to $199.0 million in fiscal 2013, representing an increase of $102.1 million, or 51%.

Basic and diluted earnings per common share from continuing operations for the fiscal 2014 were $4.63 and $4.62, respectively, compared to $1.63 and $1.62, respectively, for fiscal 2013.

Consolidated Adjusted EBITDA increased to $607.8 million in fiscal 2014 from $348.9 million in fiscal 2013.

Cash distributions from equity investments in fiscal 2014 were $210.7 million compared to $208.0 million in fiscal 2013. In addition to these cash distributions, the Company also received a one-time cash distribution in the second quarter of 2014 of $159.6 million from Classified Ventures, LLC in connection with the sale of its Apartments.com business.

Television and Entertainment Segment

Television and Entertainment segment revenues increased $706.1 million, or 70%, to $1,720.5 million in fiscal 2014 as compared to $1,014.4 million in fiscal 2013. The acquisition of Local TV, as well as growing retransmission revenues in 2014 drove the year-over-year increase.

Television and Entertainment Adjusted EBITDA was $614.8 million in fiscal 2014, compared to $336.0 million in fiscal 2013, an increase of $278.8 million, or 83%.

On a pro forma basis, Television and Entertainment segment revenues were $1,720.5 million, compared to $1,581.2 million in fiscal 2013, an increase of $139.3 million, or 8.8%, and is comprised of:

•	Advertising revenues of $1,335.9 million in fiscal 2014 as compared with $1,293.3 million in fiscal 2013, representing an increase of $42.6 million, or 3.3%. Increases in political advertising revenues of approximately $74.4 million for the year were partially offset by declines in core advertising of $40.2 million, or 3.3%.

•	Local station retransmission consent fees of $229.2 million in fiscal 2014, compared to $130.5 million in fiscal 2013, an increase of $98.7 million, or 76%, as a result of contract renewals with distribution partners at higher rates.

On a pro forma basis, Television and Entertainment Adjusted EBITDA was $614.8 million in fiscal 2014, compared to $572.6 million in fiscal 2013. Television and Entertainment Adjusted EBITDA in 2014 included $62.0 million of costs associated with airing Salem and Manhattan at WGN America.

Digital and Data Segment

Digital and Data segment revenues in fiscal 2014 were $174.0 million, compared to $79.2 million in fiscal 2013, an increase of $94.8 million, primarily as a result of the acquisition of Gracenote in January 2014.

Digital and Data Adjusted EBITDA was $38.6 million in fiscal 2014, compared to $28.8 million in fiscal 2013, an increase of $9.8 million, or 34%. The increase was primarily due to increased revenues, the impact of which was partially offset by costs associated with the establishment of the Digital and Data business infrastructure, operating costs incurred in connection with Newsbeat, which was shut down during the third quarter of 2014, and costs associated with the integration of acquired businesses.

Corporate and Other

Corporate and Other operating revenues represent real estate rental revenues earned from third parties, including Tribune Publishing, formerly part of Tribune Media prior to the Publishing Spin-Off.

Real estate revenues for fiscal 2014 were $54.8 million compared to $53.6 million in fiscal 2013, an increase of $1.2 million, or 2.2%.

Corporate and Other Adjusted EBITDA for fiscal 2014 represented a loss of $45.6 million, compared to a loss of $15.9 million in fiscal 2013. The increase in expenses within the Corporate and Other segment was primarily attributable to higher corporate costs driven by increased compensation expense and the implementation of improved business and technology applications.

Stock Repurchase Program

In October 2014 the Company announced a $400 million stock repurchase program. Since the commencement of the program through March 5, 2015, approximately 3.9 million shares of the Company’s Class A common stock have been repurchased, representing approximately 4% of the Company’s outstanding Class A common stock, for an aggregate purchase price of approximately $233 million.

Financial Guidance

In 2015, the Company expects solid revenue growth despite it being an off-cycle political advertising year. Adjusted EBITDA in 2015 will be impacted by the cyclical loss of political advertising, continued measured programming investment in WGN America and increased operational costs in our Digital and Data segment. In addition, in 2015, the Company is incurring costs associated with general business and technology applications, which will improve productivity and increase operating efficiencies in the long term. As indicated in the forward guidance for 2016 and beyond, these actions are expected to drive strong and sustainable profitability growth in the years ahead.

The following represents the Company’s financial guidance for the full year 2015. The following statements, by their nature, are forward-looking and are subject to substantial risks and uncertainties, which are discussed below under “Cautionary Statement Regarding Forward-Looking Statements”, and may differ materially from our actual results.

Consolidated

•	Net Revenues: $2.00 billion to $2.03 billion

•	Adjusted EBITDA: $480 million to $495 million

Television and Entertainment Segment

•	Total Net Revenues: $1.75 billion to $1.77 billion

•	Core Advertising (local and national advertising revenues): Low to mid-single digit increases over 2014

•	Retransmission Revenues: $275 million to $277 million

•	Cable Network Carriage Fees: $85 million to $87 million

•	WGN America / Tribune Studios Programming Expenses: approximately $130 million

•	Adjusted EBITDA: $500 million to $515 million

Digital and Data Segment

•	Net Revenues: $200 million to $205 million

•	Adjusted EBITDA: $46 million to $48 million

Corporate & Other

•	Real Estate Revenues: approximately $50 million

•	Real Estate Expenses: approximately $30 million

•	Corporate Expenses, excluding stock-based comp: $86 million to $88 million

•	Adjusted EBITDA: $(66) million to $(68) million

Key Cash Flow Metrics

•	Capital Expenditures: Total of $100 million, including approximately $50 million of non-recurring capital expenditures

•	Cash Taxes: $135 million to $140 million

•	Cash Interest: approximately $140 million

•	Depreciation & Amortization: approximately $260 million

•	Stock-based Compensation: approximately $35 million

Long Term Outlook

•	2016 Consolidated Adjusted EBITDA year-over-year growth of greater than 30%

In addition, the Company currently expects the following for the period of 2016 - 2019:

•	WGN America and Tribune Studios revenue growth to be greater than 20% annually

•	WGN America and Tribune Studios programming expenses approximating 50% of net revenues

•	Digital and Data net revenue growth of 10% to 12% annually

•	Digital and Data Adjusted EBITDA margins growing to low 30% range

Conference Call Information

The Company will host a conference call today at 8:30 a.m. ET to discuss its fourth quarter and full year 2014 results and a presentation deck will be posted to our website in advance of the call. The conference call can be accessed on the Investor Relations homepage of Tribune Media’s website at www.tribunemedia.com, or by dialing 888-317-6003 (domestic) or 412-317-6061 (international). The confirmation code is 9412843.

An audio webcast replay will be available in the Events and Presentations section of the Tribune Media website approximately one hour after completion of the call. A replay of the call will also be available until March 14, 2015 at 877-344-7529 (domestic) or 412-317-0088 (international). The confirmation code for the replay is 10060845.

###

Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching more than 50 million households, national entertainment network WGN America, available in approximately 73 million households, Tribune Studios, and Gracenote, one of the world’s leading sources of TV and music metadata powering electronic program guides in televisions, automobiles and mobile devices. Tribune Media also includes Chicago’s WGN-AM, the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds other strategic investments in media. For more information please visit www.tribunemedia.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Donna Granato	Christa Robinson
VP/Corporate Finance, Investor Relations	Chief Communications Officer
212/210-2703	212/210-2794
dgranato@tribunemedia.com	christa@tribunemedia.com

Non-GAAP Financial Measures

This press release includes a discussion of Adjusted EBITDA for the Company and our operating segments (Television and Entertainment, Digital and Data, and Corporate and Other) and Broadcast Cash Flow for our Television and Entertainment segment. Adjusted EBITDA and Broadcast Cash Flow are financial measures that are not recognized under accounting principles generally accepted in the U.S. (“GAAP”). Adjusted EBITDA for the Company is defined as net income before income (loss) from discontinued operations, net of taxes, income taxes, investment transactions, losses on the extinguishment of debt, interest and dividend income, interest expense, pension expense (credit), equity income and losses, depreciation and amortization, stock-based compensation, certain special items (including severance), non-operating items, sales of real estate and reorganization items. Adjusted EBITDA for the Company’s operating segments is calculated as segment operating profit plus depreciation, amortization, pension expense (credit), stock-based compensation and certain special items (including severance). Broadcast Cash Flow for the Television and Entertainment segment is calculated as Television and Entertainment Adjusted EBITDA plus broadcast rights-amortization expense less broadcast rights-cash payments. We believe that Adjusted EBITDA and Broadcast Cash Flow are measures commonly used by investors to evaluate our performance with that of our competitors. We also present Adjusted EBITDA because we believe investors, analysts and rating agencies consider it useful in measuring our ability to meet our debt service obligations. We further believe that the disclosure of Adjusted EBITDA and Broadcast Cash Flow is useful to investors, as these non-GAAP measures are used, among other measures, by our management to evaluate our performance. By disclosing Adjusted EBITDA and Broadcast Cash Flow, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates our company. Adjusted EBITDA and Broadcast Cash Flow are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. Adjusted EBITDA and Broadcast Cash Flow should not be considered as an alternative to net income, operating profit, revenues, cash provided by operating activities or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. The tables at the end of this press release include reconciliations of consolidated and segment Adjusted EBITDA and Broadcast Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP. No reconciliation of the forecasted range for Adjusted EBITDA on a consolidated or segment basis for fiscal 2015 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements may include, but are not limited to, statements concerning our financial outlook and guidance, including our 2015 forecasted revenues, Adjusted EBITDA and other consolidated and segment financial performance guidance, our expectations for Adjusted EBITDA growth in 2016, our long-term outlook for WGN America and Tribune Studios revenue and programming expenses as well as Digital and Data segment revenue growth and Adjusted EBITDA margins, our expectation with respect to future cash dividends on our common stock, the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. Important factors that could cause actual results, developments and business decisions to differ materially from these forward-looking statements are uncertainties discussed below and in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 6, 2015. “Forward-looking statements” include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “could” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “seek,” “designed,” “assume,” “implied,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from projected or historical results or those anticipated or predicted by these forward-looking statements: competition and other economic conditions including fragmentation of the media landscape and competition from other media alternatives; changes in advertising demand and audience shares; changes in the overall market for television advertising, including through regulatory and judicial rulings; our ability to protect our intellectual property and other proprietary rights; availability and cost of broadcast rights; our ability to adapt to technological changes; our ability to develop and grow our online businesses; availability and cost of quality network, syndicated and sports programming affecting our television ratings; the loss or modification of our network affiliation agreements; our ability to renegotiate retransmission consent agreements; our ability to expand our operations internationally; the incurrence of costs to address contamination issues at sites owned, operated or used by our business; adverse results from litigation, governmental investigations or tax-related proceedings or audits; our ability to settle unresolved claims filed in connection with our and certain of our direct and indirect wholly-owned subsidiaries’ Chapter 11 cases and resolve the appeals seeking to overturn the bankruptcy court order confirming the Fourth Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries; our ability to satisfy pension and other postretirement employee benefit obligations; our ability to attract and retain employees; the effect of labor strikes, lock-outs and labor negotiations; our ability to realize benefits or synergies from acquisitions or divestitures or to operate our businesses effectively following acquisitions or divestitures; the financial performance of our equity method investments; the impairment of our existing goodwill and other intangible assets; changes in accounting standards; our ability to pay cash dividends on our common stock; increased interest rate risk due to our variable rate indebtedness; our indebtedness and ability to comply with covenants applicable to our debt financing and other contractual commitments; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms and other events beyond our control that may result in unexpected adverse operating results. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Any forward-looking information presented herein is made only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Tribune Media Company and Subsidiaries

Consolidated Statements of Operations

(In thousands of dollars, except per share data)

	Three Months Ended		Year Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
	(Unaudited)

Operating Revenues
Television and Entertainment
Advertising	$381,371	$207,821	$1,335,964	$809,732
Retransmission consent and carriage fees	72,842	27,676	286,380	103,381
Other	24,944	31,073	98,192	101,311

Total	479,157	266,570	1,720,536	1,014,424
Digital and Data	61,228	19,305	174,031	79,217
Other	13,035	13,686	54,792	53,599

Total operating revenues	553,420	299,561	1,949,359	1,147,240

Operating Expenses
Programming	85,115	59,922	354,666	254,225
Direct operating expenses	109,506	56,230	420,763	225,924
Selling, general and administrative	128,768	98,777	584,274	312,147
Depreciation	17,945	11,480	70,187	41,187
Amortization	48,642	29,721	218,287	114,717

Total operating expenses	389,976	256,130	1,648,177	948,200

Operating Profit	163,444	43,431	301,182	199,040

Income on equity investments, net	38,938	59,206	236,713	145,241
Interest and dividend income	687	118	1,368	413
Interest expense	(39,051)	(10,605)	(157,866)	(39,134)
Loss on extinguishment of debt	—	(28,380)	—	(28,380)
Gain on investment transactions, net	371,783	—	372,485	150
Write-downs of investments	(94)	—	(94)	—
Other non-operating loss, net	(3,640)	(1,671)	(4,710)	(1,492)
Reorganization items, net	(1,293)	(3,390)	(7,268)	(16,931)

Income from Continuing Operations Before Income Taxes	530,774	58,709	741,810	258,907
Income tax expense	216,098	25,449	278,699	95,965

Income from Continuing Operations	314,676	33,260	463,111	162,942
Income from Discontinued Operations, net of taxes	—	33,854	13,552	78,613

Net Income	$314,676	$67,114	$476,663	$241,555

Basic Earnings Per Common Share from:
Continuing Operations	$3.15	$0.33	$4.63	$1.63
Discontinued Operations	—	0.34	0.13	0.79

Net Earnings Per Common Share	$3.15	$0.67	$4.76	$2.42

Diluted Earnings Per Common Share from:
Continuing Operations	$3.14	$0.33	$4.62	$1.62
Discontinued Operations	—	0.34	0.13	0.79

Net Earnings Per Common Share	$3.14	$0.67	$4.75	$2.41

Tribune Media Company and Subsidiaries

Consolidated Balance Sheets

(In thousands of dollars)

	December 28, 2014	December 29, 2013
Assets

Current Assets
Cash and cash equivalents	$1,455,183	$640,697
Restricted cash and cash equivalents	17,600	221,879
Accounts receivable (net of allowances of $7,313 and $16,254)	440,722	644,024
Inventories	—	14,222
Broadcast rights	147,423	105,325
Income taxes receivable	4,931	11,240
Deferred income taxes	29,675	54,221
Prepaid expenses and other	65,289	43,672

Total current assets	2,160,823	1,735,280

Properties
Machinery, equipment and furniture	240,507	340,800
Buildings and leasehold improvements	253,426	276,856

	493,933	617,656
Accumulated depreciation	(102,841)	(74,446)

	391,092	543,210
Land	422,635	436,641
Construction in progress	36,870	60,956

Net properties	850,597	1,040,807

Other Assets
Broadcast rights	157,014	61,175
Goodwill	3,918,136	3,815,196
Other intangible assets, net	2,397,794	2,516,543
Investments	1,717,192	2,163,162
Other	194,899	143,846

Total other assets	8,385,035	8,699,922

Total Assets	$11,396,455	$11,476,009

Tribune Media Company and Subsidiaries

Consolidated Balance Sheets

(In thousands of dollars, except for share and per share data)

	December 28, 2014	December 29, 2013
Liabilities and Shareholders’ Equity

Current Liabilities
Accounts payable	$77,295	$93,396
Senior Toggle Notes	—	172,237
Debt due within one year	4,088	32,472
Income taxes payable	252,570	2,276
Employee compensation and benefits	80,270	200,033
Contracts payable for broadcast rights	178,685	139,146
Deferred revenue	34,352	77,029
Other	56,920	82,248

Total current liabilities	684,180	798,837

Non-Current Liabilities
Long-term debt	3,490,897	3,760,475
Deferred income taxes	1,156,214	1,393,413
Contracts payable for broadcast rights	279,819	80,942
Contract intangible liability, net	34,425	193,730
Pension obligations, net	469,116	199,176
Post-retirement, medical, life and other benefits	21,456	63,123
Other obligations	64,917	60,752

Total non-current liabilities	5,516,844	5,751,611

Shareholders’ Equity
Preferred stock ($0.001 par value per share)
Authorized: 40,000,000 shares; No shares issued and outstanding at Dec. 28, 2014 and at Dec. 29, 2013	—	—
Class A Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; 95,708,401 shares issued and 94,732,807 shares outstanding at Dec. 28, 2014 and 89,933,876 shares issued and outstanding at Dec. 29, 2013	96	90
Class B Common Stock ($0.001 par value per share)
Authorized: 200,000,000 shares; Issued and outstanding: 2,438,083 shares at Dec. 28, 2014 and 3,185,181 shares at Dec. 29, 2013	2	3
Treasury stock, at cost: 975,594 shares at Dec. 28, 2014 and no shares at Dec. 29, 2013	(67,814)	—
Additional paid-in-capital	4,591,470	4,543,228
Retained earnings	718,218	241,555
Accumulated other comprehensive (loss) income	(46,541)	140,685

Total shareholders’ equity	5,195,431	4,925,561

Total Liabilities and Shareholders’ Equity	$11,396,455	$11,476,009

Tribune Media Company and Subsidiaries

Consolidated Statement of Cash Flows

(In thousands of dollars)

	Year ended Dec. 28, 2014	Year ended Dec. 29, 2013

Operating Activities
Net income	$476,663	$241,555

Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	27,918	7,319
Pension credits, net of contributions	(41,164)	(41,620)
Depreciation	88,890	75,516
Amortization of contract intangible assets and liabilities	(35,774)	(29,525)
Amortization of other intangible assets	222,216	121,206
Income on equity investments, net	(236,088)	(144,054)
Distributions from equity investments	189,789	154,123
Amortization of debt issuance costs and original issue discount	13,433	3,869
Write-down of investment	94	—
Non-cash loss on extinguishment of debt	—	17,462
Gain on investment transactions, net	(373,968)	(150)
Gain on sales of real estate	(21,690)	(135)
Other non-operating loss, net	4,729	1,492
Non-cash reorganization items, net	—	(3,228)
Excess tax benefits from stock-based awards	(868)	—
Transfers from restricted cash	2,357	166,866
Changes in working capital items, excluding effects from acquisitions:
Accounts receivable, net	39,149	(20,449)
Inventories, prepaid expenses and other current assets	(1,532)	26,847
Accounts payable	2,855	(85,088)
Employee compensation and benefits, and other current liabilities	(23,569)	5,528
Deferred revenue	23,189	1,121
Accrued reorganization costs	(780)	(111,461)
Income taxes	261,591	(1,947)
Deferred compensation, postretirement medical, life and other benefits	(3,099)	(13,581)
Change in broadcast rights, net of liabilities	(21,098)	(6,913)
Deferred income taxes	(179,099)	8,955
Change in non-current obligations for uncertain tax positions	(2,814)	(3,780)
Other, net	(32,875)	(10,357)

Net cash provided by operating activities	378,455	359,571

Investing Activities
Capital expenditures	(89,438)	(70,869)
Acquisitions, net of cash acquired	(279,833)	(2,550,410)
Increase (decrease) in restricted cash related to acquisition of Local TV	201,922	(201,922)
Transfers from restricted cash, net	(1,109)	—
Investments	(2,330)	(2,817)
Distributions from equity investments	180,521	53,871
Proceeds from sales of investments	659,395	2,174
Proceeds from sales of real estate	49,870	10,739

Net cash provided by (used in) investing activities	718,998	(2,759,234)

Financing Activities
Long-term borrowings related to Publishing Spin-off	346,500	—
Long-term borrowings	—	3,790,500
Repayment of Senior Toggle Notes	(172,237)	—
Repayments of long-term debt	(299,285)	(1,102,234)
Long-term debt issuance costs related to Publishing Spin-off	(10,179)	—
Long-term debt issuance costs	—	(78,480)
Common stock repurchases	(60,211)	—
Cash and restricted cash distributed to Tribune Publishing	(86,530)	—
Excess tax benefits from stock-based awards	868	—
Tax withholdings related to net share settlements of share-based awards	(3,201)	—
Proceeds from stock option exercises	1,308	—

Net cash provided by (used in) financing activities	(282,967)	2,609,786

Net Increase in Cash and Cash Equivalents	814,486	210,123
Cash and cash equivalents, beginning of period	640,697	430,574

Cash and cash equivalents, end of period	$1,455,183	$640,697

Supplemental Schedule of Cash Flow Information
Cash paid during the period for:
Interest	$140,338	$44,280
Income taxes, net of refunds	$217,579	$151,311

Tribune Media Company - Consolidated

Reconciliation of Net Income to Adjusted EBITDA

(In thousands of dollars)

(Unaudited)

	Three months ended		Year ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Revenue	$553,420	$299,561	$1,949,359	$1,147,240

Net Income	$314,676	$67,114	$476,663	$241,555
Income from discontinued operations, net of taxes	—	33,854	13,552	78,613

Income from Continuing Operations	314,676	33,260	463,111	162,942
Income tax expense	216,098	25,449	278,699	95,965
Reorganization items, net	1,293	3,390	7,268	16,931
Other non-operating loss, net	3,640	1,671	4,710	1,492
Write-downs of investments	94	—	94	—
Gain on investment transactions, net	(371,783)	—	(372,485)	(150)
Loss on extinguishment of debt	—	28,380	—	28,380
Interest expense	39,051	10,605	157,866	39,134
Interest and dividend income	(687)	(118)	(1,368)	(413)
Income on equity investments, net	(38,938)	(59,206)	(236,713)	(145,241)

Operating Profit	163,444	43,431	301,182	199,040
Depreciation	17,945	11,480	70,187	41,187
Amortization	48,642	29,721	218,287	114,717
Stock-based compensation	5,788	2,181	26,191	5,417
Severance and related charges	1,484	1,154	6,609	2,556
Transaction-related costs	2,570	14,497	15,684	19,774
Gain on sales of real estate	(21,388)	—	(21,691)	(135)
Contract termination cost	(646)	—	15,000	—
Other	827	1,517	6,977	1,143
Pension (credit) expense	(7,661)	(8,695)	(30,643)	(34,780)

Adjusted EBITDA	$211,005	$95,286	$607,783	$348,919

Tribune Media Company - Television and Entertainment

Reconciliation of Operating Profit to Adjusted EBITDA

(In thousands of dollars)

(Unaudited)

	Three months ended December 28, 2014	Three months ended December 29, 2013		Year ended December 28, 2014	Year ended December 29, 2013
	As Reported	Pro Forma (1)	As Reported	As Reported	Pro Forma (1)	As Reported
Advertising	$381,371	$336,912	$207,821	$1,335,964	$1,293,399	$809,732
Retransmission consent fees	58,447	34,774	14,741	229,243	130,537	49,586
Carriage fees	14,395	12,936	12,935	57,137	53,796	53,795
Barter/trade	9,257	11,253	8,651	41,267	42,768	31,292
Copyright royalties	7,104	10,689	10,689	27,161	32,954	32,954
Other	8,583	9,328	11,733	29,764	27,751	37,065

Total Revenues	$479,157	$415,892	$266,570	$1,720,536	$1,581,205	$1,014,424

Operating Profit	$146,391	$108,845	$55,978	$336,921	$398,937	$195,940
Depreciation	12,057	14,444	8,222	50,262	53,715	29,947
Amortization	42,217	29,451	27,405	197,054	114,056	105,526
Stock-based compensation	2,063	792	661	8,800	2,578	1,844
Severance and related charges	229	302	302	2,098	1,641	1,641
Transaction-related costs	(387)	181	181	1,894	229	229
Gain on sales of real estate	(103)	—	—	(103)	—	—
Contract termination cost	(646)	—	—	15,000	—	—
Other	829	1,275	795	2,755	1,508	1,028
Pension (credit) expense	—	(22)	(22)	124	(86)	(86)

Adjusted EBITDA	$202,650	$155,268	$93,522	$614,805	$572,578	$336,069

Broadcast rights - Amortization	65,624	53,266	41,843	268,797	239,835	192,626
Broadcast rights - Cash Payments	(76,130)	(68,470)	(55,141)	(321,335)	(279,273)	(223,650)

Broadcast Cash Flow	$192,144	$140,064	$80,224	$562,267	$533,140	$305,046

(1)	Amounts are pro forma for the acquisition of Local TV, which was completed on December 27, 2013, as if the acquisition had occurred as of the beginning of fiscal 2013. Pro forma operating expenses, depreciation and amortization for Local TV are based on Local TV’s historical basis of presentation and do not reflect the impact of purchase accounting.

Tribune Media Company - Digital and Data

Reconciliation of Operating Profit to Adjusted EBITDA

(In thousands of dollars)

(Unaudited)

	Three months ended		Year ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Video	$25,849	$17,758	$91,299	$68,708
Music	34,386	—	77,729	—
Entertainment websites and other	993	1,547	5,003	10,509

Total Revenues	$61,228	$19,305	$174,031	$79,217

Operating Profit	$13,926	$4,185	$3,409	$16,497
Depreciation	1,987	715	7,744	2,576
Amortization	6,425	2,316	21,233	9,191
Stock-based compensation	262	6	1,641	17
Severance and related charges	1,212	216	3,975	279
Other	—	—	580	234

Adjusted EBITDA	$23,812	$7,438	$38,582	$28,794

Tribune Media Company - Corporate and Other

Reconciliation of Operating Profit to Adjusted EBITDA

(In thousands of dollars)

(Unaudited)

	Three months ended		Year ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Total Revenues	$13,035	$13,686	$54,792	$53,599

Operating Profit (Loss)	$3,127	$(16,732)	$(39,148)	$(13,397)
Depreciation	3,901	2,543	12,181	8,664
Stock-based compensation	3,463	1,514	15,750	3,556
Severance and related charges	43	636	536	636
Transaction-related costs	2,957	14,316	13,790	19,545
Gain on sales of real estate	(21,285)	—	(21,588)	(135)
Other	(2)	722	3,642	(119)
Pension (credit) expense	(7,661)	(8,673)	(30,767)	(34,694)

Adjusted EBITDA	$(15,457)	$(5,674)	$(45,604)	$(15,944)

Tribune Media Company - Television and Entertainment

Reconciliation of Operating Profit to Adjusted EBITDA and Broadcast Cash Flow - Pro forma (1)

(In thousands of dollars)

(Unaudited)

	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Full Year 2013
	Pro forma (1)	Pro forma (1)	Pro forma (1)	Pro forma (1)	Pro forma (1)
Advertising	$300,649	$336,589	$319,249	$336,912	$1,293,399
Retransmission consent fees	29,567	32,029	34,167	34,774	130,537
Carriage fees	13,733	13,719	13,408	12,936	53,796
Barter/trade	10,341	10,634	10,540	11,253	42,768
Copyright royalties	9,708	6,296	6,261	10,689	32,954
Other	5,306	6,710	6,407	9,328	27,751

Total Revenues	369,304	405,977	390,032	415,892	1,581,205

Operating expenses	280,031	299,590	295,600	307,047	1,182,268

Operating Profit	89,273	106,387	94,432	108,845	398,937
Depreciation	12,264	13,408	13,599	14,444	53,715
Amortization	28,169	28,172	28,264	29,451	114,056
Stock-based compensation	200	663	923	792	2,578
Severance and related charges	109	504	726	302	1,641
Transaction-related costs	—	—	48	181	229
Other	155	1	77	1,275	1,508
Pension (credit) expense	(69)	26	(21)	(22)	(86)

Adjusted EBITDA	$130,101	$149,161	$138,048	$155,268	$572,578

Broadcast rights - Amortization	56,066	65,607	64,896	53,266	239,835
Broadcast rights - Cash Payments	(63,755)	(75,383)	(71,665)	(68,470)	(279,273)

Broadcast Cash Flow	$122,412	$139,385	$131,279	$140,064	$533,140

(1)	Amounts are pro forma for the acquisition of Local TV, which was completed on December 27, 2013, as if the acquisition had occurred as of the beginning of fiscal 2013. Pro forma operating expenses, depreciation and amortization for Local TV are based on Local TV’s historical basis of presentation and do not reflect the impact of purchase accounting.